EXHIBIT 99.1

SANGAMO BIOSCIENCES REPORTS THIRD-QUARTER FINANCIAL RESULTS

Richmond, Calif. – October 28, 2003 – Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the third quarter ended September 30, 2003. The consolidated net loss, computed in accordance with generally accepted accounting principles (GAAP), which includes non-cash and restructuring charges, was $2.6 million, or $0.10 per share. In the comparable quarter of 2002, Sangamo reported a consolidated GAAP net loss of $20.9 million, or $0.85 per share.  Excluding non-cash and restructuring charges, the consolidated pro forma net loss in the third quarter of 2003 was $2.4 million, or $0.10 per share, as compared to a consolidated pro forma net loss of $2.5 million, or $0.10 per share, in the same period last year.

Revenues for the third quarter of 2003 were $507,000 as compared to third quarter 2002 revenues of $1.0 million. The principal components of third quarter 2003 revenues were from Sangamo’s partnerships in the areas of human therapeutics, enabling technologies and government research grants.

Excluding non-cash and restructuring charges, total third quarter 2003 pro forma operating expenses were $3.3 million as compared to $4.2 million in the prior year period.  Research and development expenses were $2.2 million for the three months ended September 30, 2003 as compared to $3.2 million for the third quarter of 2002. General and administrative expenses were $1.1 million for the third quarter of 2003 as compared to $966,000 for the same period last year.

Non-cash and restructuring charges in the third quarter of 2003 were $210,000 and were solely related to stock-based compensation expenses.  Non-cash and restructuring charges in the third quarter of 2002 were $18.4 million comprised of $18.0 million in goodwill and patents impairment, $181,000 in restructuring charges related to Gendaq Limited, Sangamo’s U.K. facility, $135,000 of stock-based compensation and $120,000 of patent amortization expense.

Net interest income and other income for the third quarter of 2003 was $382,000 and was comprised predominantly of interest income, as compared to $662,000 in the comparable period last year which comprised $295,000 of interest income as well as a $367,000 recognized gain on cumulative currency translation resulting from the closure of Sangamo’s U.K. research facility.

At September 30, 2003, the company had cash, cash equivalents, investments and interest receivable of $46.3 million.  Total shares outstanding at September 30, 2003 were 24.8 million.

Third-Quarter 2003 Highlights

Highlights of the quarter included:

•                  Publication of a scientific paper in the journal Proceedings of the National Academy of Sciences U.S.A. authored by Sangamo scientists and their collaborators at the Lawrence Berkeley National Laboratory.  The paper describes data that highlights the efficacy and specificity of our zinc finger DNA-binding protein (ZFP) technology platform, and, in particular our ability to build ZFP transcription factors capable of regulating a single gene. Using as an example a ZFP TF designed to repress and functionally knockout expression of the endogenous human CHK2 gene, we present data that demonstrates both the efficacy and the exquisite specificity of this approach.  We show that that an engineered ZFP TF can abolish CHK2 function in 2 different cell types as measured by 2 different assays and that analysis of 16,000 genes shows that this effect occurs with single gene specificity.

Nine-Month Results

For the nine-month period ended September 30, 2003 the consolidated GAAP net loss was $8.8 million, or $0.35 per share, compared to $29.1 million, or $1.19 per share in the comparable period in 2002.  Included in the nine-month 2003 GAAP net loss were non-cash charges of $367,000 and were solely related to stock-based compensation expenses.  For the nine-month period ending September 30, 2002, the company reported non-cash and restructuring charges of $2.1 million and $18.0 million in recognized impairment charges for patents and goodwill.  Excluding these charges, the pro forma net loss was $8.4 million, or $0.34 per share in the first nine months of 2003 and $9.0 million, or $0.37 per share in the comparable period of 2002.  Revenues for the first nine months of 2003 were $1.6 million as compared to $1.9 million in the same period of 2002.  Excluding non-cash and restructuring charges, total pro forma operating expenses for the nine months ended September 30, 2003 and 2002 were $11.0 million and $12.3 million, respectively.

Conference Call

Sangamo will host a conference call today at 2:00 p.m. PST that will be open to the public.  During the conference call, the company will review these results, discuss other business matters, and provide forward-looking guidance with respect to the rest of 2003.

The conference call dial-in numbers are 800-730-7991 for domestic callers and 706-634-7552 for international callers.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 5:00 p.m. PST on October 28, 2003 to 9:00 p.m. PST on November 4, 2003.  The conference call replay numbers for domestic and international callers are 800-642-1687 and 706-645-9291, respectively.  The conference ID number for the replay is 3584310.

About Sangamo

Sangamo Biosciences, Inc is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and repair. The company’s most advanced therapeutic development program involves the use of transcription factors for the treatment of peripheral arterial disease. Other therapeutic development programs are focused on ischemic heart disease, cancer, neuropathic pain, and monogenic diseases.  Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP nucleases (ZFNs) for therapeutic gene correction as a treatment and possible cure for a variety of monogenic diseases such as severe combined immunodeficiency (SCID), sickle cell anemia (SCA) and chronic granulatomous disease. For more information about Sangamo, visit the company’s web site at www.sangamo.com or www.expressinglife.com.

This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs and applications of Sangamo’s ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors.  See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

Contact:	Elizabeth Wolffe, Ph.D.
510-970-6000, x271
ewolffe@sangamo.com

- Financials Attached -

SELECTED FINANCIAL DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Consolidated Statement of Operations Data:
Total revenues	$507	$1,012	$1,576	$1,879
Operating expenses:
Research and development	2,346	3,369	8,159	10,838
General and administrative	1,127	1,054	3,157	3,190
Restructuring charge	—	181	—	371
Goodwill impairment	—	15,250	—	15,250
Patent impairment	—	2,760	—	2,760
Total operating expenses	3,473	22,614	11,316	32,409
Loss from operations	(2,966)	(21,602)	(9,740)	(30,530)
Interest and other income, net	382	662	987	1,472
Net loss	$(2,584)	$(20,940)	$(8,753)	$(29,058)
Basic and diluted net loss per common share	$(0.10)	$(0.85)	$(0.35)	$(1.19)
Shares used in computing basic and diluted net loss percommon share	24,812	24,509	24,778	24,435

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Pro-Forma Operations Data (1):
Total revenues	$507	$1,012	$1,576	$1,879
Research and development	2,157	3,202	7,900	9,429
General and administrative	1,106	966	3,049	2,914
Operating expenses	3,263	4,168	10,949	12,343
Interest and other income, net	382	662	987	1,472
Net loss	$(2,374)	$(2,494)	$(8,386)	$(8,992)
Basic and diluted net loss per common share	$(0.10)	$(0.10)	$(0.34)	$(0.37)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Reconciliation Between Net Loss on a GAAP Basis and Pro Forma Net Loss:
GAAP net loss attributable to common stockholders	$(2,584)	$(20,940)	$(8,753)	$(29,058)
Stock based compensation	210	135	367	1,325
Patent amortization	—	120	—	360
Goodwill impairment	—	15,250	—	15,250
Patent impairment	—	2,760	—	2,760
Restructuring charge	—	181	—	371
Pro forma net loss	$(2,374)	$(2,494)	$(8,386)	$(8,992)

	Sept 30, 2003	Dec 31, 2002
	(Unaudited)
Condensed Balance Sheet Data:
Cash, cash equivalents, investments, and interestreceivable	$46,297	$52,575
Total assets	48,101	56,227
Total stockholders’ equity	45,938	54,246

(1)  The above pro froma non-GAAP information is based upon our unaudited consolidated statements of operation for the periods shown with certain adjustments.  This presentation is not in acordance with, or an alternative for, generally accepted accounting principles (GAAP).  However, management believes pro forma non-GAAP reporting provides useful insight into the Company’s on-going operations and trends that affect the core business and uses such reporting internally to evaluate and manage the Company’s operations.  Sangamo has chosen to provide this information to investors to enable them to compare and evaluate operating results and as a means to emphasize the results of on-going operations.